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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8) pertaining to the Allen Telecom Inc. Employee Before-Tax Savings Plan, the Allen Telecom Inc. Amended and Restated 1992 Stock Plan, and the Allen Telecom Inc. Amended and Restated 1994 Non-Employee Directors Stock Plan of Andrew Corporation of our report dated October 18, 2002, with respect to the consolidated financial statements and schedule of Andrew Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL
October 20, 2003

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CONSENT OF INDEPENDENT AUDITORS